As filed with the Securities and Exchange Commission on February 18, 2009

                                                     Registration No. 333-147836
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CASTLEPOINT HOLDINGS, LTD.
             (Exact name of registrant as specified in its charter)

           Bermuda                                                 N/A
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                              Identification No.)

                                  Victoria Hall
                               11 Victoria Street
                                 Hamilton HM 11
                                     Bermuda
                                 (441) 294-6409
          (Address of Principal Executive offices, including Zip Code)

       CastlePoint Holdings, Ltd. 2006 Long-Term Equity Compensation Plan
                            (Full Title of the Plan)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9330
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                    Copy to:
                            F. Douglas Raymond, Esq.
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                                 (215) 988-2548


                          DEREGISTRATION OF SECURITIES

       This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (File No. 333-147836) filed with the Securities and Exchange Commission on December 5, 2007 (the "Registration Statement") by CastlePoint Holdings , Ltd. (the "Company"), which registered 1,000,000 shares of the Company's Common Shares, par value $0.01 per share, issuable pursuant to the Company's 2006 Long-Term Equity Compensation Plan.

       On August 4, 2008, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Tower Group, Inc., a Delaware corporation ("Tower"), and Ocean I Corporation, a Delaware corporation ("Ocean I") and an indirect, wholly-owned subsidiary of Tower, pursuant to which, among other things, the Company agreed, subject to the terms of the Merger Agreement, to be merged with and into Ocean I, with Ocean I continuing as the surviving corporation (the "Merger").

       On January 27, 2008, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

       The Merger became effective on February 5, 2009 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

       In connection with of the closing of the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 18th day of February, 2009.


                                  CastlePoint Holdings, Ltd.


                                  By:             /s/ MICHAEL H. LEE
                                           ----------------------------------
                                                 Michael H. Lee
                                                 Chairman of the Board and
                                                 Chief Executive Officer